RYAM to Suspend Temiscaming High Purity Cellulose Plant Operations for an Indefinite Period
JACKSONVILLE, Fla, April 29, 2024 – Rayonier Advanced Materials Inc. (NYSE: RYAM) is announcing that, effective July 2, 2024, it will suspend operations at its Temiscaming High Purity Cellulose (HPC) plant for an indefinite period. As previously communicated, the Company remains committed to operating its assets profitably.
Given current market conditions and high capital and fixed costs associated with the HPC plant, this decision will help mitigate the plant’s ongoing operating losses and improve the Company’s consolidated free cash flow. Today’s announcement is aligned with the Company’s focus on improving its balance sheet, leverage position and overall financial performance toward execution of its long-term growth strategy.
The suspension, which will be carried out in a safe and environmentally sound manner, will result in a reduction of RYAM’s annual global HPC production. The Temiscaming HPC facility has an annual production capacity of approximately 150,000 metric tons, with roughly 30 percent historically dedicated to specialty cellulose materials. The Company will be working directly with its customers to support their specialty cellulose needs in both the short- and long-term. Today’s announcement will result in approximately 275 layoffs.
“Persistent market weakness, uncertain availability of affordable wood fiber, and high capital and fixed costs have posed significant challenges for the Temiscaming HPC plant,” said De Lyle Bloomquist, President and Chief Executive Officer. “This decision, which we do not take lightly, is made only after a rigorous strategic review in which multiple alternatives were thoroughly explored. We are mindful of the impact this will have on affected employees and will take appropriate measures to assist these employees in keeping with the collective agreement, RYAM values and applicable law.”
This decision does not affect RYAM’s paperboard and high-yield pulp plants located adjacent to the Temiscaming HPC plant. These two plants, which are part of an ongoing sales process announced last October, remain competitive and will continue to operate at full capacity.
About RYAM
RYAM is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly used in the production of filters, food, pharmaceuticals and other industrial applications. The Company also manufactures products for paper and packaging markets. With manufacturing operations in the U.S., Canada and France, RYAM generated $1.6 billion of revenue in 2023. More information is available at www.RYAM.com.

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